SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
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AGCO CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
April 22, 2004

     The Annual Meeting of Stockholders of AGCO Corporation will be held at the offices of the Company, 4205 River Green Parkway, Duluth, Georgia 30096, on Thursday, April 22, 2004, at 9:00 a.m., local time, for the following purposes:

1.	To elect four directors to serve for the ensuing three years or until their successors have been duly elected and qualified;

2.	To consider a stockholder proposal that the Company has been advised will be presented at the meeting; and

3.	To transact any other business which may properly be brought before the meeting.

     The Board of Directors has fixed the close of business on March 12, 2004, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. During the period from April 12, 2004, until the annual meeting, a list of stockholders as of the close of business on March 12, 2004, will be available at the location of the meeting, for examination during normal business hours by any stockholder.

     We urge you to mark and execute your proxy card and return it promptly in the enclosed envelope. In the event you are able to attend the meeting, you may revoke your proxy and vote your shares in person.

By Order of the Board of Directors

ROBERT J. RATLIFF
Chairman of the Board, President and
Chief Executive Officer

Atlanta, Georgia
March 23, 2004

AGCO CORPORATION

PROXY STATEMENT FOR THE
ANNUAL MEETING OF STOCKHOLDERS
April 22, 2004

INFORMATION REGARDING PROXIES

     This proxy solicitation is made by the Board of Directors (the “Board of Directors” or the “Board”) of AGCO Corporation (the “Company”), which has its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096. By signing and returning the enclosed proxy card, you authorize the persons named on the proxy card to represent you and vote your shares.

     If you attend the meeting, you may vote by ballot. If you are not present at the meeting, your shares can be voted only when represented by a proxy. You may indicate a vote in connection with the election of directors or for or against the other proposals on the proxy card and your shares will be voted accordingly. If you indicate a preference to abstain on any proposal, no vote will be recorded. You may withhold your vote from any nominee for director by writing his name in the appropriate space on the proxy card. You may cancel your proxy before balloting begins by notifying the Corporate Secretary in writing at 4205 River Green Parkway, Duluth, Georgia 30096. In addition, any proxy card signed and returned by you may be revoked at any time before it is voted by signing and duly delivering a proxy card bearing a later date or by attendance at the meeting and voting in person. If you return a signed proxy card that does not indicate your voting preferences, the persons named on the proxy card will vote your shares in favor of all of the items set forth in the attached notice.

     The enclosed form of proxy card is solicited by the Board of Directors of the Company and the cost of solicitation of proxies will be borne by the Company. In order to ensure that a quorum is represented by proxies at the meeting, proxy solicitation may also be made personally or by telephone or telegram by officers or employees of the Company, without added compensation. The Company will reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy material to beneficial owners. The Company may retain an outside firm to aid in the solicitation of proxies, the cost of which the Company expects would not exceed $25,000.

     This proxy statement and form of proxy are first being sent to stockholders on or about March 23, 2004. The Company’s 2003 Annual Report to its stockholders and its Annual Report on Form 10-K for 2003 also are enclosed and should be read in conjunction with the matters set forth herein.

VOTING SHARES

     Only stockholders of record as of the close of business on March 12, 2004, are entitled to notice of and to vote at the Annual Meeting. On March 12, 2004, the Company had outstanding 75,436,142 shares of Common Stock, each of which is entitled to one vote on each matter coming before the meeting. No cumulative voting rights are authorized, and dissenters’ rights for stockholders are not applicable to the matters being proposed.

Quorum Requirement

     A quorum of the Company’s stockholders is necessary to hold a valid meeting. The Company’s By-Laws provide that a quorum is present if a majority of the outstanding shares of Common Stock of the Company entitled to vote at the meeting are present in person or represented by proxy. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting who also will determine whether a quorum is present for the transaction of business. Abstentions and broker “non-votes” will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.

Vote Necessary for the Election of Directors

     Directors are elected by a plurality of the shares of Common Stock actually voted (in person or by proxy) at the Annual Meeting. Withheld votes and abstentions have no effect. Under the New York Stock Exchange, Inc. (“NYSE”) rules, if your broker holds your shares in its name, your broker is permitted to vote your shares with respect to the election of directors even if it does not receive voting instructions from you.

Other Matters

     With respect to any other matter that may properly come before the Annual Meeting for stockholder consideration, withheld votes and abstentions will be counted in determining the minimum number of affirmative votes required for approval of any matter presented for stockholder consideration and, accordingly, will have the effect of a vote against any such matter. Broker non-votes will not be counted as votes for or against matters presented for stockholder consideration.

ELECTION OF DIRECTORS

     The Board is divided into three classes of directors, designated Class I, Class II and Class III, with each class as nearly equal in number as possible to the other two classes. The three classes serve staggered three-year terms. Stockholders annually elect directors of one of the three classes to serve for three years or until their successors have been duly elected and qualified. At the Annual Meeting, stockholders will elect four directors to serve as Class III directors. The Nominating and Corporate Governance Committee has recommended, and the Board of Directors has nominated, the four individuals named below to serve as Class III directors until the annual meeting in 2007 or until their successors have been duly elected and qualified.

     The following is a brief description of the business experience of each of the four nominees for Class III directorship:

     W. Wayne Booker, age 69, has been a Director of the Company since October 2000. Mr. Booker served as Vice Chairman of Ford Motor Company from 1996 until his retirement effective January 2002. In addition, Mr. Booker was a Vice President of Ford from 1989 until 2001. Prior to his retirement, Mr. Booker served on the boards of several international councils, including the US-China Business Council, the National Committee on US-China Relations, the National Center for APEC and the US-Thailand Business Council. Mr. Booker also serves on the Board of Koc Holding A.S.

     Gerald B. Johanneson, age 63, has been a Director of the Company since April 1995. Until his retirement in January 2003, Mr. Johanneson had been President and Chief Executive Officer of Haworth, Inc. since June 1997. He served as President and Chief Operating Officer of Haworth, Inc. from January 1994 to June 1997 and as Executive Vice President and Chief Operating Officer from March 1988 to January 1994. Mr. Johanneson currently serves on the Board of Haworth, Inc.

     Curtis E. Moll, age 64, has been a Director of the Company since April 2000. Mr. Moll has been Chairman of the Board and Chief Executive Officer of MTD Products, Inc., a global manufacturing corporation, since 1980. He joined MTD Products as a project engineer in 1963. Mr. Moll is also Chairman of the Board of Shiloh Industries and serves on the Boards of Cleveland Advanced Manufacturing Program, Inc. and the Sherwin-Williams Company.

     Robert J. Ratliff, age 72, has served as the President and Chief Executive Officer of the Company since January 2002. In addition, Mr. Ratliff has served as the Executive Chairman of the Board of Directors since January 1999 and Chairman of the Board of Directors since August 1993, and a Director since June 1990. Mr. Ratliff previously served as Chief Executive Officer of the Company from January 1996 until November 1996 and from August 1997 to February 1999 and President and Chief Executive Officer from June 1990 to January 1996. Mr. Ratliff is a member of the Board of Councilors of the Carter Center.

     Each of these nominees has indicated a willingness to serve on the Board of Directors of the Company. If any of the nominees shall become unable to serve, the persons named on the enclosed proxy card may exercise their discretion to vote for any substitute nominee or nominees proposed by the Board of Directors.

     The four nominees who receive the greatest number of votes cast for the election of directors at the meeting shall become directors at the conclusion of the tabulation of votes.

The Board of Directors recommends a vote FOR the nominees set forth above.

DIRECTORS CONTINUING IN OFFICE

     The seven individuals named below are now serving as Directors of the Company with terms expiring at the annual meetings in 2005 and 2006, as indicated.

     Directors who are continuing in office as Class I Directors whose terms expire at the annual meeting in 2005 are listed below:

     Wolfgang Deml, age 58, has been a Director of the Company since February 1999. Since July 1991, Mr. Deml has been President and Chief Executive Officer of BayWa Corporation, a trading and services company located in Munich, Germany. Mr. Deml is also currently a member of the Supervisory Board of MAN Nutzfahrzeuge AG and the chairman of the Supervisory Board of VK Mühlen AG.

     Anthony D. Loehnis, age 68, has been a Director of the Company since July 1997. Mr. Loehnis has been a director of St. James’s Place Capital plc since July 1993 and Chairman of its St. James’s Place International plc subsidiary since December 1995. Mr. Loehnis also serves as Non-Executive Director of Tokyo-Mitsubishi International plc and Alpha Bank London Limited. Previously, from 1989 to 1992, Mr. Loehnis was a director of S. G. Warburg Group plc, and, from 1981 to 1989, Mr. Loehnis was Executive Director of the Bank of England in charge of international affairs.

     David E. Momot, age 66, has been a Director of the Company since August 2000. Over his 30-year career with General Electric, Mr. Momot served in various manufacturing and general management positions. Most recently, from 1991 to 1997, Mr. Momot held various executive positions at General Electric including Vice President — European Operations G.E. Lighting, President and Chief Executive Officer — BG Automotive Motors, Inc. and, most recently, Vice President and General Manager — Industrial Drive Motors and Generators. Mr. Momot has served on the executive board of the Boy Scouts of America, on various Chambers of Commerce at local and state levels and on several YMCA and church boards.

     Martin Richenhagen, age 51, was appointed by the Board of Directors as a Director of the Company and as President and Chief Executive Officer of the Company in March 2004. Mr. Richenhagen’s appointment as President and Chief Executive Officer will be effective upon receipt of the appropriate immigration approval. Mr. Richenhagen was Group Executive Vice President of Forbo International SA from January 2003 to February 2004. Prior to that he served as Group President of Claas KgaA mbH from 1995 to December 2002.

     Directors who are continuing in office as Class II Directors whose terms expire at the annual meeting in 2006 are listed below:

     Henry J. Claycamp, age 73, has been a Director of the Company since June 1990. Mr. Claycamp was President of MOSAIX Associates management consulting from 1985 to January 2002. From 1973 to 1982, Mr. Claycamp was Vice President of Corporate Planning and Vice President of Corporate Marketing for International Harvester Company. Previously, Mr. Claycamp held professorial positions at Stanford University, Purdue University and the Massachusetts Institute of Technology.

     Wolfgang Sauer, age 73, has been a Director of the Company since May 1997. Dr. Sauer has been a principal of WS Consult S/C Ltda., an international consulting firm based in Brazil, since November 1990. Since 1992, Dr. Sauer has been Chairman of the Board, on the board or on the administrative council of Hannover Seguros S.A., Icatu Holding, Prensas Schuler, Arteb Industries and Farmasa Laboratories. He is also honorary president of the Council of Brazil-German Chambers of Industry and Commerce. From 1973 to June 1987, Dr. Sauer served as President and Chief Executive Officer of Volkswagen do Brasil and served as President and Chief Executive Officer of the Ford-Volkswagen joint venture, Autolatina, in Argentina and Brazil from June 1987 to November 1990. In 1998, Dr. Sauer was designated Ambassador Extraordinary and Plenipotentiary of the Sovereign Military Order of Malta for Brazil. Since 2002, he has been a member of the Advisory Council of the United Nations Global Compact Program.

     Hendrikus Visser, age 59, has been a Director of the Company since April 2000. Mr. Visser is Chairman of Bever Holding N.V., Royal Huisman Shipyards N.V., and serves on the boards of Best Agrifund N.V., Friesland Bank N.V. Foundation OPG N.V. and is Chairman of the alumni of the economics faculty at Free University. He was the Chief Financial Officer of NUON N.V. and has served on the boards of major international corporations and institutions including Rabobank Nederland, the Amsterdam Stock Exchange, Amsterdam Institute of Finance and International Farm Management Association.

BOARD OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD

     During 2003, the Board of Directors held eight meetings. Each nonemployee director receives an annual retainer of $40,000 per annum, $1,500 for each Board meeting attended and $1,000 for each committee meeting attended. Committee chairmen receive an additional annual retainer of $5,000 and an additional fee of $1,500 for each committee meeting attended. The Lead Director receives an additional annual retainer of $20,000. The Company holds executive sessions of its non-management directors at each meeting of its Board of Directors, and the Board of Directors has designated Mr. Booker to preside over such executive sessions as the Lead Director. The Company does not currently have any consulting arrangements with any of its directors. In addition to the above fees, each non-employee director participates in the Company’s Nonemployee Director Stock Incentive Plan (“Director Plan”) and is reimbursed for 50% of the fees paid by the director for personal estate planning consulting by third parties. Currently, each nonemployee director receives an award of 10,000 shares upon his initial election to the Board of Directors and upon each reelection. Directors who are employees of the Company are not paid any fees or additional remuneration for service as members of the Board or its committees.

     In accordance with recently adopted rules of the NYSE, the Board of Directors has adopted categorical standards to assist it in making determinations of its directors’ independence. The Board of Directors has determined that in order to be considered independent, a director must not:

•	be an employee of the Company or have an “immediate family member,” as that term is defined in the General Commentary to Section 303A.02(b) of the NYSE rules, who is an executive officer of the Company at any time during the preceding three years;

•	receive or have an immediate family member receive at any time during the preceding three years annual direct compensation from the Company in excess of $100,000, other than for director and committee fees and pension or other forms of deferred compensation for prior service to the Company or, solely in the case of an immediate family member, compensation for services to the Company as a non-executive employee;

•	be affiliated with or employed by, or have an immediate family member be affiliated with or employed in a professional capacity by, the Company’s present or former internal or external auditor at any time during the preceding three years;

•	be employed as or have an immediate family member be employed as an executive officer at any time during the preceding three years by a company in which any present executive officer of the Company serves or at any time during the preceding three years served on the other company’s compensation committee;

•	be an executive officer of or employed by, or have an immediate family member be an executive officer of, a company that, at any time during the preceding three years, received payments from or made payments to the Company for property or services if the amount of such payments in any single fiscal year exceeds the greater of $1 million or two percent of the other company’s consolidated gross revenues;

•	accept any consulting, advisory or other compensatory fee from the Company; and

•	be an “affiliated person,” as that term is used in Section 10A(m)(3)(B)(ii) of the Securities Exchange Act of 1934 (the “Exchange Act”), of the Company or any of its subsidiaries.

These standards are consistent with the standards set forth in the NYSE rules and the Exchange Act.

     Based upon the foregoing standards, the Board of Directors has determined that all of its directors except for Mr. Ratliff, due to his status as an employee of the Company, Mr. Deml, due to his status as President and Chief Executive Officer of one of the Company’s largest customers, and Mr. Richenhagen, because of his appointment as President and Chief Executive Officer of the Company, are independent in accordance with these standards.

     The Company encourages shareholder communication with the Board of Directors. Any shareholder who wishes to communicate with the Board of Directors or with any particular director, including any independent director, may send such correspondence to Stephen Lupton, Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096. Such correspondence should indicate that you are a stockholder of the Company and clearly specify that it is intended to be forwarded to the entire Board of Directors or to one or more particular directors. Mr. Lupton will forward all correspondence satisfying such criteria. Further, any interested party may make his or her concerns known to the Lead Director or the other non-management directors for consideration at an executive session of the Board of Directors by sending such correspondence to Mr. Lupton at the address above.

     The Board of Directors has adopted a policy that all directors on the Board of Directors are expected to attend annual meetings of the Company’s stockholders. All of the directors on the Board of Directors attended the Company’s previous annual stockholders meeting held in April 2003.

Nonemployee Director Stock Incentive Plan

     The Director Plan provides additional opportunities for nonemployee directors to earn shares of the Company’s Common Stock if performance goals (measured solely by increases in the price of the Common Stock) are met. Pursuant to the Director Plan, each nonemployee director is awarded the right to receive shares of Common Stock, which can be earned during a three-year performance period. The Director Plan requires stock appreciation to earn awards. The awarded shares are earned in specified increments for each 15% increase in the average stock price (with the average calculated over 20 consecutive trading days) over the base price (the fair market value of the stock at the time the shares are awarded). The stock price must increase 60% in a three-year period for the full allocation to be earned. When an increment of the award is earned, the shares are issued in the form of restricted stock, which vests 12 months after the last day of the three-year performance period. In the event a director departs from the Board of Directors for any reason, all earned awards vest. If the awarded shares are not fully earned before the end of the three-year performance period or, if earlier, before the participant’s departure from the Board of Directors for any reason, any unearned awards are forfeited. The ultimate value of the restricted stock is determined by the stock price at the end of the vesting period. When the restricted shares are earned, a cash bonus payment designed to satisfy a portion of the federal and state income tax obligations is paid by the Company to each participant. In addition, the participant may elect to forfeit a portion of an earned award in order to fully satisfy the tax obligation which is payable at the time the shares and the related cash bonus are earned. The number of shares of common stock forfeited is equal to the value of the participant’s tax liability net of the cash bonus.

     As of March 12, 2004, there were awards totaling 44,870 shares that were earned but not vested under the Director Plan.

Committees of the Board of Directors

     The Board of Directors has delegated certain functions to the following standing committees of the Board:

     The Executive Committee is authorized, between meetings of the Board, to perform all of the functions of the Board of Directors except as limited by the General Corporation Law of the State of Delaware or by the Company’s Certificate of Incorporation or By-Laws. The Executive Committee held two meetings in 2003 and is currently comprised of Messrs. Booker, Claycamp, Johanneson, Ratliff (Chairman) and Sauer.

     The Audit Committee assists the Board of Directors in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and independent auditor. The Committee’s functions also include the review of the Company’s internal accounting and financial controls, considering other matters relating to the financial reporting process and safeguarding of the Company’s assets and producing an annual report of the Audit Committee for inclusion in the Company’s annual proxy statement. The Audit Committee has adopted a written charter to govern its operations, a copy of which is attached to this proxy as Appendix A. The Audit Committee held ten meetings in 2003 and is currently comprised of Messrs. Booker (Chairman), Loehnis, Moll, Momot and Visser. The Board of Directors has determined that Mr. Booker is an “audit committee financial expert,” as that term is defined under recently adopted regulations of the Securities and Exchange Commission (“SEC”). All of the members of the Audit Committee are independent in accordance with the NYSE and SEC rules governing audit committee member independence. The report of the Audit Committee is set forth under the caption “— Audit Committee Report.”

     The Compensation Committee is charged with executing the Board of Director’s overall responsibility for matters related to Chief Executive Officer and other executive compensation, including assisting the Board of Directors in administering the Company’s Management Incentive Compensation Plan (the “Management Incentive Plan”), the 2001 Stock Option Plan, the Company’s Long-Term Incentive Plan (“LTIP”) and the Director Plan and producing an annual report of the Compensation Committee on executive compensation for inclusion in the Company’s annual proxy statement. The Compensation Committee held seven meetings in 2003 and is currently comprised of Messrs. Booker, Johanneson (Chairman), Momot, Sauer and Visser. All of the members of the Compensation Committee are independent in accordance with the NYSE rules governing compensation committee member independence. The report of the Compensation Committee for 2003 is set forth under the caption “— Compensation Committee Report on Executive Compensation.”

     The Nominating and Corporate Governance Committee assists the Board of Directors in fulfilling its responsibilities to stockholders by identifying and screening individuals qualified to become directors of the Company, consistent with independence, diversity and other criteria approved by the Board of Directors, recommending candidates to the Board of Directors for all directorships and for service on the committees of the Board, developing and recommending to the Board of Directors a set of corporate governance principles and guidelines applicable to the Company, and overseeing the evaluation of the Board of Directors and the Company’s management. The Nominating and Corporate Governance Committee has adopted a written charter to govern its operations. The Nominating and Corporate Governance Committee held one meeting in 2003 (prior to the committee’s adoption of its charter, which provides for a minimum of two meetings annually) and is currently comprised of Messrs. Claycamp (Chairman), Deml, Loehnis and Moll. With the exception of Mr. Deml, all of the members of the Nominating and Corporate Governance Committee are independent, and the Board of Directors will adjust the committee’s membership in 2004 to replace Mr. Deml in accordance with the charter and the NYSE rules governing nominating committee member independence.

     With respect to the committee’s evaluation of nominee candidates, the committee has no formal requirements or minimum standards for the individuals that are nominated. Rather, the committee considers each candidate on his or her own merits. However, in evaluating candidates, there are a number of criteria that the committee generally views as relevant and is likely to consider. Some of these factors include a candidate’s:

•	career experience, particularly experience that is germane to the Company’s business, such as agricultural products and services, legal, human resources, finance and marketing experience;

•	experience in serving on other boards of directors or in the senior management of companies that have faced issues generally of the level of sophistication that the Company faces;

•	contribution to diversity of the Board of Directors;

•	integrity and reputation;

•	whether the candidate has the characteristics of an independent director;

•	academic credentials;

•	other obligations and time commitments and the ability to attend meetings in person; and

•	current membership on the Company’s board — our board values continuity (but not entrenchment).

     The committee does not assign a particular weight to these individual factors. Similarly, the committee does not expect to see all (or even more than a few) of these factors in any individual candidate. Rather, the committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing directors, will provide stockholders with a diverse and experienced Board of Directors. With respect to the identification of nominee candidates, the committee has not developed a formalized process. Instead, its members and the Company’s senior management generally recommend candidates whom they are aware of personally or by reputation. The Company historically has not utilized a recruiting firm to assist in the process but could do so in the future.

     The Nominating and Corporate Governance Committee welcomes recommendations for nominations from the Company’s stockholders and evaluates stockholder nominees in the same manner that it evaluates a candidate recommended by other means. In order to make a recommendation, the committee asks that a stockholder send the committee:

•	a resume for the candidate detailing the candidate’s work experience and academic credentials;

•	written confirmation from the candidate that he or she (1) would like to be considered as a candidate and would serve if nominated and elected, (2) consents to the disclosure of his or her name, (3) has read the Company’s Code of Ethics and that during the prior three years has not engaged in any conduct that, had he or she been a director, would have violated the Code or required a waiver, (4) is, or is not, “independent” as that term is defined in the committee’s charter, and (5) has no plans to change or influence the control of the Company;

•	the name of the recommending stockholder as it appears in the Company’s books, the number of shares of Common Stock that are owned by the stockholder and written confirmation that the stockholder consents to the disclosure of his or her name. (If the recommending person is not a stockholder of record, he or she should provide proof of share ownership);

•	personal and professional references for the candidate, including contact information; and

•	any other information relating to the candidate required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A of the Exchange Act.

     The foregoing information should be sent in accordance with the advance notice provisions of the Company’s By-Laws to the Nominating and Corporate Governance Committee, c/o Stephen Lupton, Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096, who will forward it to the chairperson of the committee. The advance notice provisions of the Company’s By-laws provide that for a proposal to be properly brought before a meeting by a stockholder, such stockholder must have given the Company notice of such proposal in written form meeting the requirements of the Company’s By-laws no later than sixty days and no earlier than ninety days prior to the anniversary date of the immediately preceding annual meeting of stockholders. The committee does not necessarily respond directly to a submitting stockholder regarding recommendations.

     The Succession Planning Committee’s function is to ensure a continued source of capable, experienced managers is present to support the Company’s future success. The Succession Planning Committee meets regularly with senior members of management in an effort to assist executive management in their plans for senior management succession, to review the backgrounds and experience of senior management, and to assist in the creation of tailored individual personal and professional development plans. The Succession Planning Committee held ten meetings in 2003 and is currently comprised of Messrs. Claycamp, Deml, Johanneson, Ratliff and Sauer (Chairman).

     We provide various corporate governance and other information on the Company’s website at www.agcocorp.com. This information includes:

•	charters for the committees of the Board of Directors, which are available in the “Corporate Governance” section; and

•	the Company’s Code of Ethics, which is available in the “Ethics & Compliance” section.

In addition, should there be any waivers of the Company’s Code of Ethics, those waivers will be available in the “Ethics & Compliance” section.

     During fiscal 2003, each director attended at least 75% of the aggregate of the number of meetings of the Board and respective committees on which he served while a member thereof, with the exception of Mr. Visser who attended 64% of all meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 2003, Messrs. Booker, Deml, Johanneson, Sauer and Visser served as members of the Compensation Committee. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during fiscal 2003.

OTHER BUSINESS

     The Board of Directors does not know of any matters to be presented for action at the meeting other than the election of directors and the stockholder proposal to be discussed at the end of this proxy statement. If any other business should properly come before the meeting, the persons named in the accompanying proxy card intend to vote thereon in accordance with their best judgment.

PRINCIPAL HOLDERS OF COMMON STOCK

     The following table sets forth certain information as of March 12, 2004, regarding persons or groups known to the Company who are, or may be deemed to be, the beneficial owner of more than five percent of the Company’s Common Stock. This information is based upon SEC filings by the entity listed below, and the percentage given is based on 75,436,142 shares outstanding.

	Shares of	Percent
	Common	of
Name and Address of Beneficial Owner	Stock	Class
FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	8,054,840	10.7%

     The following table sets forth information regarding beneficial ownership of the Company’s Common Stock by the Company’s directors, the Chairman, President and Chief Executive Officer of the Company, and the other Named Executive Officers and all executive officers and directors as a group, all as of March 12, 2004. Unless otherwise indicated in the footnotes, each such individual has sole voting and investment power with respect to the shares set forth in the table.

		Shares That
		May be
	Shares of	Acquired
	Common	Within 60	Percent of
Name of Beneficial Owner	Stock (1)(2)	Days	Class
Robert J. Ratliff (3)	433,328		*
W. Wayne Booker	4,500	4,000	*
Henry J. Claycamp	13,272	5,000	*
Wolfgang Deml	4,866	3,000	*
Gerald B. Johanneson	10,000	9,000	*
Anthony D. Loehnis	9,500	3,000	*
Curtis E. Moll	4,500	9,000	*
David E. Momot	4,500	3,000	*
Wolfgang Sauer	8,940	5,000	*
Hendrikus Visser	6,520	5,000	*
Norman L. Boyd	81,548	5,200	*
Stephen D. Lupton	75,600		*
Donald R. Millard	114,104		*
James M. Seaver	118,464		*
All executive officers and directors as a group (21 persons)	1,127,856	116,700	1.6%

*	Less than one percent.

(1)	Includes the following numbers of restricted shares of the Company’s Common Stock earned under the LTIP by the following individuals: Mr. Seaver — 36,785; Mr. Lupton — 75,600; Mr. Boyd — 76,214; all executive officers and directors as a group — 376,512.

(2)	Includes the following numbers of restricted shares of the Company’s Common Stock earned under the Director Plan by the following individuals: Mr. Booker — 4,500; Mr. Claycamp — 5,880; Mr. Deml — 3,030; Mr. Johanneson — 4,500; Mr. Loehnis — 4,500; Mr. Moll — 4,500; Mr. Momot — 4,500; Dr. Sauer — 6,940; Mr. Visser — 6,520; all executive officers and directors as a group — 44,870.

(3)	Includes 2,742 shares of Common Stock owned by Mr. Ratliff’s wife, 199,750 shares of Common Stock beneficially owned by Mr. Ratliff as trustee of the Robert J. Ratliff Charitable Remainder Unitrust and 60,000 shares of Common Stock owned by a family limited partnership of which Mr. Ratliff is a member of the general partner company, but does not control the general partner. Mr. Ratliff disclaims beneficial ownership of these shares.

EXECUTIVE COMPENSATION

     The following table sets forth, for the years ended December 31, 2003, 2002 and 2001, the cash and noncash compensation paid to or earned by our Chief Executive Officer and the four other most highly compensated executive officers of the Company during 2003 (collectively, the “Named Executive Officers”):

Summary Compensation Table

					Long-Term
					Compensation
					Awards
				Other Annual	Restricted	All Other
Name and				Compensation	Stock Awards	Compensation
Principal Position	Year	Salary	Bonus ($) (1)	($) (2)	($) (3)	($) (4)
Robert J. Ratliff	2003	$1,000,000	$100,000	$231,893	$—	$348,466
President, Chief Executive	2002	1,000,000	1,030,000	2,624,309	3,248,531	369,104
Officer and Executive Chairman of the Board	2001	1,000,000	—	207,000	311,200	4,800
Donald R. Millard (5)	2003	385,000	38,500	18,917	—	6,288
Executive Vice President	2002	370,424	381,537	1,993,236	2,194,209	18,043
and Chief Operating Officer	2001	350,016	122,500	93,300	233,250	21,195
James M. Seaver	2003	333,960	33,396	6,134	—	6,823
Senior Vice President —	2002	313,720	323,132	866,790	768,273	6,539
Sales and Marketing	2001	303,600	82,670	326,954	77,800	6,781
Stephen D. Lupton	2003	266,955	61,400	142,975	—	11,600
Senior Vice President —	2002	257,156	130,892	1,492,981	1,578,944	31,946
Corporate Development and General Counsel	2001	227,150	69,281	232,549	117,634	31,877
Norman L. Boyd	2003	256,050	58,891	13,364	—	10,511
Senior Vice President —	2002	252,888	128,720	1,461,141	1,536,546	24,124
Human Resources	2001	252,888	75,993	187,714	155,600	26,891

(1)	Bonus includes payments of bonuses earned under the Management Incentive Plan, which are made in the subsequent fiscal year. Prior to 2002, Mr. Ratliff did not participate in the Management Incentive Plan. During 2002, the Compensation Committee approved Mr. Ratliff’s participation in the Management Incentive Plan.

(2)	Other Annual Compensation includes cash payments made pursuant to the terms of the LTIP designed to satisfy a portion of the federal and state income tax obligations arising from the vesting of restricted stock awards (“LTIP Cash Payments”). LTIP Cash Payments for the past three years were as follows: Mr. Ratliff $2,599,409 in 2002 and $124,480 in 2001; Mr. Millard — $1,987,836 in 2002 and $93,300 in 2001; Mr. Seaver — $862,782 in 2002 and $323,883 in 2001; Mr. Lupton — $1,380,596 in 2002 and $123,878 in 2001; and Mr. Boyd — $1,458,654 in 2002 and $185,502 in 2001. Other Annual Compensation also includes 3% of the executive’s salary that exceeds the maximum compensation limits under the Company’s 401(k) savings plan. In addition, the amounts in this column for Mr. Lupton include the following amounts, which reflect payments made by the Company pursuant to Mr. Lupton’s expatriate package: $134,616 for 2003, $103,691 for 2002 and $63,310 for 2001. For 2003, the Other Annual Compensation amount includes $202,116 for Mr. Ratliff’s personal use of the Company’s airplanes which is calculated based on the Company’s estimated incremental costs per hour of plane usage. For 2002 and 2001, the amounts reported, $17,295 and $61,322, respectively, were calculated in accordance with the IRS regulations and agree to the amounts reported in Mr. Ratliff’s compensation for tax purposes.

(3)	Restricted Stock Awards represents restricted shares of Common Stock of the Company pursuant to the LTIP. At March 12, 2004, the number and value of the aggregate shares of restricted Common Stock beneficially held by each of the participants named above pursuant to the LTIP were as follows: Mr. Seaver, 36,785 shares with a value of $697,444; Mr. Lupton, 75,600 shares with a value of $1,433,376 and Mr. Boyd, 76,214 shares with a value of $1,445,017. Awards earned under the LTIP by Mr. Ratliff have no restrictions. Restrictions for awards earned under the LTIP by Mr. Millard were waived by the Company in connection with his resignation in February 2004.

(4)	All Other Compensation for 2003 includes the following: (i) the value of the benefit to the executive officer for life insurance policies funded by the Company as follows: Mr. Millard — $1,488 in 2003, $13,243 in 2002 and $16,395 in 2001; Mr. Seaver — $2,023 in 2003, $1,739 in 2002 and $1,981 in 2001; Mr. Lupton — $11,600 in 2003, $31,946 in 2002 and $31,877 in 2001; and Mr. Boyd — $5,711 in 2003, $19,324 in 2002 and $22,091 in 2001, (ii) contributions to the Company’s 401(k) Savings Plan in the amount of $4,800 for Messrs. Ratliff, Millard, Seaver and Boyd, and (iii) Mr. Ratliff — $343,666 in 2003 and $364,304 in 2002 relating to reimbursement of interest and the related tax liability associated with a loan outstanding which was used to purchase life insurance policies.

(5)	Mr. Millard resigned in February 2004 and, in connection with his resignation, the Company waived any restrictions on the shares earned by him under the LTIP.

Stock Options

     The Company did not grant any stock options pursuant to the Company’s 2001 Stock Option Plan during the fiscal year ended December 31, 2003, to any of the Named Executive Officers.

Option Exercises and Fiscal Year-End Values

     The following table sets forth information with respect to options exercised during the last fiscal year and the unexercised options held as of the end of the fiscal year under the Company’s Option Plan for the Named Executive Officers.

Aggregated Option Exercises in Fiscal Year 2003 and Fiscal Year-End Option Values

Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
	Shares Acquired on	Value	December 31, 2003(#)		December 31, 2003 ($) (1)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Robert J. Ratliff	—	$—	—	—	$—	$—
Donald R. Millard	—	—	—	—	—	—
James M. Seaver	—	—	—	—	—	—
Stephen D. Lupton	—	—	—	—	—	—
Norman L. Boyd	—	—	5,200	—	28,428	—

(1)	Based on the market price of the Company’s Common Stock on December 31, 2003 ($20.14), less the exercise price of “in-the-money” options.

Long-Term Incentive Plan

     The Company’s LTIP provides for restricted stock awards to executives based on increases in the price of the Company’s common stock. The awarded shares may be earned over a five-year performance period in specified increments for each 20% increase in the average market value of the Company’s common stock over the established initial base price. For all restricted stock awards prior to 2000, earned shares are issued to the participant in the form of restricted stock which generally carries a five-year vesting period with one-third of each earned award vesting at the end of the third, fourth and fifth year after each award is earned. In 2000, the LTIP was amended to replace the vesting schedule with a non-transferability period for all future grants. Accordingly, for restricted stock awards in 2000 and all future awards, earned shares are subject to a non-transferability period, which expires over a five-year period with the transfer restrictions lapsing in one-third increments at the end of the third, fourth and fifth year after each award is earned. During the non-transferability period, participants will be restricted from selling, assigning, transferring, pledging or otherwise disposing of any earned shares, but earned shares are not subject to forfeiture. In the event a participant terminates employment with the Company, the non-transferability period is extended by two years. When the earned shares have vested and are no longer subject to forfeiture, the Company is obligated to pay a cash bonus equal to 40% of the value of the shares on the date the shares are earned in order to satisfy a portion of the estimated income tax liability to be incurred by the participant. In addition, a participant may elect to forfeit a portion of an earned award in order to fully satisfy federal, state and employment taxes which are payable at the time the shares and the related cash bonus are earned. The number of shares of common stock equal to the value of the participant’s tax liability, net of the cash bonus, are thereby forfeited in lieu of an additional cash payment contributed to the participant’s tax withholding. In the event of a change of control (as defined in the LTIP), all restrictions on earned shares lapse immediately.

     The following table sets forth certain information about unearned LTIP awards outstanding to the Named Executive Officers:

	Unearned
	LTIP	Initial
	Award	Base
	(Shares)	Price
Mr. Ratliff	100,000	$23.75
Mr. Millard	75,000	$23.75
Mr. Seaver	40,000	$23.75
Mr. Lupton	40,000	$23.75
Mr. Boyd	25,000	$23.75

     The awarded shares may be earned over a five-year performance period in specified increments for each 20% increase in the average market value of the Company’s stock over the established initial base price, with the total award earned in the event the stock price increases 100% over the base price.

Securities Authorized for Issuance Under Equity Compensation Plans

     AGCO maintains the LTIP, the Director Plan and the 2001 Stock Option Plan (collectively, the “Plans”), pursuant to which we may grant equity awards to eligible persons. The following table gives information about equity awards under our Plans.

	(a)	(b)	(c)
Number of securities remaining
	Number of Securities to be	Weighted-average	available for future issuance
	issued upon exercise of	exercise price of	under equity compensation plans
	outstanding awards under	outstanding awards	(excluding securities reflected in
Plan Category	the Plans	under the Plans	column (a))
Equity compensation plans approved by
security holders	2,571,188 *	$23.74	3,119,711
Equity compensation plans not approved by security holders	–	–	–

Total	2,571,188 *	$23.74	3,119,711

* Includes amounts related to awards that are only issuable upon a minimum 20-day average stock value being attained.

Employment Contracts

     The Company currently has employment contracts with Messrs. Ratliff, Boyd, Lupton and Seaver. The employment contracts provide for base salaries at the following rates per annum: Mr. Ratliff — $1,000,000, Mr. Seaver — $333,960; Mr. Lupton — $280,729; and Mr. Boyd — $265,534. Additional details about Mr. Ratliff’s contract are discussed in the section entitled “Compensation of the Chairman of the Board and Chief Executive Officer” under the heading “Compensation Committee Report on Executive Compensation.” Messrs. Seaver, Lupton and Boyd’s employment contracts continue in effect until terminated in accordance with the terms of the contract.

     In addition to the specified base salary, the employment contracts provide that each officer shall be entitled to participate in or receive benefits under the Management Incentive Plan. See “Compensation Committee Report on Executive Compensation.” The contracts further provide that each officer will be entitled to participate in stock incentive plans, employee benefit plans, life insurance arrangements and any arrangement generally available to senior executive officers of the Company, including certain fringe benefits. The employment contracts discussed above provide for the payment of certain benefits in the event of a change of control (as defined therein) of the Company.

     Until his resignation in February 2004, the Company also had an employment contract with Mr. Millard. In connection with Mr. Millard’s resignation, the Company waived any restrictions on the shares earned by Mr. Millard under the LTIP, Mr. Millard waived any 2004 vacation pay and incentive compensation, and Mr. Millard will continue to receive his compensation for two years as provided for in his employment agreement.

     THE FOLLOWING REPORTS OF THE AUDIT COMMITTEE AND THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE INCORPORATED BY REFERENCE IN ANY PREVIOUS OR FUTURE DOCUMENTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY EXPRESSLY INCORPORATES SAID REPORTS OR PERFORMANCE GRAPH BY REFERENCE IN ANY SUCH DOCUMENT.

AUDIT COMMITTEE REPORT

To the Board of Directors:

     The Audit Committee consists of the following members of the Board of Directors: W. Wayne Booker (Chairman), Anthony D. Loehnis, Curtis E. Moll, David E. Momot, Hendrikus Visser. Each of the members is “independent” as defined by the NYSE and SEC.

     Management is responsible for the Company’s internal controls, financial reporting process and compliance with the laws and regulations and ethical business standards. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to report its findings to the Board of Directors. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Committee certify that the independent auditor is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Committee’s members in business, financial and accounting matters.

     We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2003.

     We have discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     We have received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, and issued by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

     We have also considered whether the provision of services provided by KPMG LLP, not related to the audit of the consolidated financial statements referred to above and to the reviews of the interim consolidated financial statements included in the Company’s Forms 10-Q for the quarters ended March 31, 2003, June 30, 2003, and September 30, 2003, is compatible with maintaining KPMG LLP’s independence.

     Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Audit Fees

     The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual financial statements for fiscal years 2003 and 2002, subsidiary statutory audits and the reviews of the financial statements included in the Company’s SEC filings on Form 10-K, Form 10-Q, Form S-3 and Form 8-K and work related to acquisitions during such fiscal years, including expenses, were approximately $3,566,000 and $1,354,000, respectively. The 2003 fees include professional services associated with the audits and related SEC filings of the historical financial statements and pro forma financial statements of the Valtra tractor and diesel engine operations of Kone Corporation, which the Company acquired in January 2004.

Audit-Related Fees

     The aggregate fees billed by KPMG LLP for professional services rendered for fiscal years 2003 and 2002 for audit related fees of the Company’s employee benefit plans and due diligence procedures related to business acquisitions were approximately $191,000 and $116,000, respectively.

Tax Fees

     The aggregate fees billed by KPMG LLP for professional services rendered for tax services related to customs service work for the Company’s international operations and other tax compliance work for fiscal years 2003 and 2002 were approximately $31,000 and $46,000, respectively.

Financial and Operational Information Systems Design and Implementation Fees

     KPMG LLP did not provide any information technology services related to financial and operational information systems design and implementation to AGCO Corporation and its subsidiaries for fiscal years 2003 or 2002.

All Other Fees of KPMG LLP

     There were no fees billed by KPMG LLP for professional services rendered other than audit related and tax fees during 2003 or 2002. The Audit Committee considers the provision of these services to be compatible with maintaining the independence of KPMG LLP. A representative of KPMG LLP will be present at the Annual Meeting with the opportunity to make a statement and will be available to respond to appropriate questions.

     All of KPMG’s services, whether for audit or non-audit services, are pre-approved by the Audit Committee. All services performed by KPMG LLP for 2003 were approved by the Audit Committee. In past years, the Audit Committee has recommended the appointment of independent public accountants for the current year to the Board of Directors, which in turn would approve such appointment prior to the annual meeting of stockholders. KPMG LLP has served as the Company’s independent auditors since April 24, 2002.

     The foregoing report has been furnished by the Audit Committee of the Company’s Board of Directors.

W. Wayne Booker, Chairman Anthony D. Loehnis Curtis E. Moll David E. Momot Hendrikus Visser

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is composed entirely of nonemployee directors. The Compensation Committee is responsible for developing and making recommendations to the Board with respect to the Company’s compensation plans and policies for the Company’s executive officers as well as the Board of Directors. In carrying out this responsibility, the Compensation Committee approves the design of all compensation plans applicable to executive officers and directors, reviews and approves performance goals, establishes award opportunities, approves incentive award payouts, oversees the ongoing operation of the various plans and makes recommendations to the Board regarding certain of these matters. In addition, the Compensation Committee, pursuant to authority delegated by the Board, determines on an annual basis the base salaries to be paid to the Chairman, President and Chief Executive Officer and each of the other executive officers as well as directors of the Company. The Compensation Committee also, in conjunction with the Board, reviews compensation policies applicable to executive officers as well as directors and considers the relationship of corporate performance to that compensation. The Compensation Committee has available to it an outside compensation consultant and access to independent compensation data.

Executive Officer Compensation Policies

     The objectives of the Company’s executive compensation program are to:

•	Support the achievement of desired Company performance.

•	Provide compensation that will attract and retain superior talent and reward performance.

•	Align the executive officers’ interests with the success of the Company by placing a portion of compensation at risk with payout being dependent upon corporate performance and appreciation in the price of the Company’s Common Stock.

     Section 162(m) of the Internal Revenue Code disallows a corporate deduction for compensation in excess of $1,000,000 per year per individual paid to the Company’s Chief Executive Officer and the other four most highly compensated officers, unless certain requirements are met. To the extent compensation is “performance-based,” as defined by the Internal Revenue Code, it is excluded from compensation subject to the $1,000,000 cap on tax deductibility. The Committee’s policy is to design and administer the Company’s executive officer compensation program to comply with Section 162(m) to the extent such compliance is practicable and in the best interests of the Company and its stockholders in order to minimize any loss of tax deductibility.

     The executive compensation program provides an overall level of compensation opportunity that is competitive with companies of comparable size and complexity. The Compensation Committee will use its discretion to set executive compensation at a level that, in its judgment, is warranted by external, internal or individual circumstances.

     The Compensation Committee endorses the position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management’s and stockholders’ interests in the enhancement of stockholder value. The Chairman, President and Chief Executive Officer and the other Named Executive Officers during 2003 are relatively substantial stockholders in the Company and are thus motivated to act on behalf of all stockholders to optimize overall Company performance.

Executive Officer Compensation Program

     The Company’s Executive Officer Compensation Program is comprised of base salary, incentive compensation in the form of an annual bonus plan, the LTIP, the Supplemental Executive Retirement Plan (“SERP”) and various benefits, including medical and savings plans which are generally available to employees of the Company.

Base Salary

     Base salaries for the Company’s key executive officers are established under employment contracts. The salaries are reviewed annually and are approved by the Compensation Committee. In determining base salaries, the Compensation Committee takes into consideration individual experience and performance as well as other circumstances particular to the Company. Base salary levels for the Company’s executive officers are comparable to other companies of the same size and complexity. The Compensation Committee has periodically used information provided by independent consultants in evaluating base salary levels.

Incentive Compensation

     The compensation policy of the Company, which was developed by the Compensation Committee, is that a substantial portion of the annual compensation of each officer relates to and must be contingent upon the performance of the Company, as well as the individual contribution of each officer. As a result, much of an executive officer’s compensation is subject directly to annual bonus compensation measured against established corporate and individual performance goals. Under the Management Incentive Plan, bonuses are paid based on the executive officer’s performance and the performance of the entire Company. The purpose of the Management Incentive Plan is to provide a direct financial incentive in the form of an annual cash bonus for the achievement of corporate and personal objectives. Incentive compensation bonus opportunities are expressed as a percentage of the executive officer’s base salary. The corporate objectives are set at the beginning of each year. Mr. Lupton’s and Mr. Boyd’s bonuses were based 60% on corporate objectives and 40% on individual objectives. Mr. Ratliff’s, Mr. Millard’s and Mr. Seaver’s bonuses were based entirely upon corporate performance objectives. For the year ended December 31, 2003, the corporate objectives were based on targets for earnings per share, free cash flow, customer satisfaction and quality improvement.

     The incentive compensation under the Management Incentive Plan is variable and the Compensation Committee believes it is closely tied to corporate and individual performance in a manner that encourages continuing focus on maintaining profitability and building stockholder value.

     In addition, special incentive awards can be made based on extraordinary and unusual achievement as determined by the Compensation Committee. Such awards are subject to approval by the Board of Directors.

Long-Term Incentive Plan

     The LTIP is established as the primary long-term incentive vehicle for senior management. While other managers and key employees are eligible to receive stock option grants, participants in the LTIP are not eligible to receive stock options under the stock option program. The LTIP is designed to encourage officers and key employees to seek ways to improve efficiencies, spend capital wisely, reduce debt and generate cash, all of which should combine to cause stock price appreciation.

     The LTIP provides opportunities for participants to earn shares of the Company’s Common Stock if performance goals (measured solely by the increase in the price of the Common Stock) are met. The Company’s LTIP provides for restricted stock awards to executives based on increases in the price of the Company’s common stock. The awarded shares may be earned over a five-year performance period in five equal increments for each 20% increase in the average market value of the Company’s common stock over the established initial base price. For all restricted stock awards prior to 2000, earned shares are issued to the participant in the form of restricted stock which generally carries a five-year vesting period with one-third of each earned award vesting at the end of the third, fourth and fifth year after each award is earned. In 2000, the LTIP was amended to replace the vesting schedule with a non-transferability period for all future grants. Accordingly, for restricted stock awards in 2000 and all future awards, earned shares are subject to a non-transferability period, which expires over a five-year period with the transfer restrictions lapsing in one-third increments at the end of the third, fourth and fifth year after each award is earned. During the non-transferability period, participants will be restricted from selling, assigning, transferring, pledging or otherwise disposing of any earned shares, but earned shares are not subject to forfeiture. In the event a participant terminates employment with the Company, the non-transferability period is extended by two years. When the earned shares have vested and are no longer subject to forfeiture, the Company is obligated to pay a cash bonus equal to 40% of the value of the shares on the date the shares are earned in order to satisfy a portion of the estimated income tax liability to be incurred by the participant. In addition, a participant may elect to forfeit a portion of an earned award in order to fully satisfy federal, state and employment taxes which are payable at the time the shares and the related cash bonus are earned. The number of shares of common stock equal to the value of the participant’s tax liability, net of the cash bonus, are thereby forfeited in lieu of an additional cash payment contributed to the participant’s tax withholding. In the event of a change of control (as defined in the LTIP), all restrictions on earned shares lapse immediately.

Stock Option Program

     The Company maintains the 2001 Stock Option Plan as a long-term incentive for key employees who do not participate in the LTIP. The objective of the plan is similar to those of the LTIP in aligning executive and stockholder long-term interests by creating a strong and direct link between executive compensation and stockholder return and enabling executives to develop and maintain a significant, long-term stock ownership position in the Company’s Common Stock.

     The 2001 Stock Option Plan authorizes the Compensation Committee to award stock options to key employees based on outstanding performance and achievement. Options granted under the plan have an exercise price equal to 100% of the fair market value of the Company’s Common Stock on the date of grant and expire not later than ten years from the date of grant. Each recipient of such options is entitled to immediately exercise up to 20% of the options issued to such person and an additional 20% of such options vest in each subsequent year over each of the next four years. Awards are made at levels believed to be competitive with companies of comparable size and complexity.

Supplemental Executive Retirement Plan

     The SERP provides Company executives with retirement income for a period of ten years based on a percentage of their final base salary, reduced by the executive’s social security benefits and 401(k) employer matching contributions account. The benefit paid to the executive is equal to 3% of the final base salary times credited years of service, with a maximum benefit of 60% of the final base salary. Benefits under the SERP vest at age 65 or, at the discretion of the Board of Directors, at age 62 reduced by a factor to recognize early commencement of the benefit payments. The estimated annual benefit under the SERP for Mr. Ratliff upon retirement is $351,409. The estimated annual benefits for Messrs Seaver, Lupton and Boyd at age 65 are $244,791, $59,287 and $113,610, respectively.

Other Benefits

     The Company provides to executive officers medical benefits and retiree benefits in the form of contributions to a company sponsored 401(k) savings plan equal to 3% of base salary up to a base salary of $160,000, which is the maximum amount allowable under the IRS regulations. These benefits are comparable to those generally available to company employees. The Company also funds life insurance policies on behalf of its executive officers. The amount funded under the policies and the amount of insurance provided to the executive is commensurate with the executive’s salary and level of responsibility. In addition, the Company enables its directors to participate in the Company’s medical plans. The Company also provides to certain executives limited personal use of a private airplane paid for by the Company.

Compensation of the Chairman of the Board, President and Chief Executive Officer

     Throughout 2003, Mr. Ratliff served as Chairman of the Board under his 1995 employment contract, which has been extended subject to termination by either Mr. Ratliff or the Company. In addition, Mr. Ratliff served as President and Chief Executive Officer of the Company. Mr. Ratliff’s compensation is principally comprised of a base salary, incentive compensation bonus and restricted stock awards which are tied to stock performance. Mr. Ratliff’s total compensation was evaluated in comparison to a peer group of companies of similar size, complexity and performance.

     The employment contract provides Mr. Ratliff with a base salary of $1,000,000 per annum. The base salary reflects recognition of the Company’s past performance and growth. Under Mr. Ratliff’s leadership, the

Company has grown substantially and established itself as one of the largest manufacturers and distributors of agricultural equipment in the world.

     In December 2002, Mr. Ratliff was granted 100,000 contingent shares at a base price of $23.75 per share, which could be earned under the LTIP during a five-year performance period. For the grant to be fully earned by Mr. Ratliff, the stock price must reach an average of $47.50 per share for a 20-day period. As of March 12, 2004, Mr. Ratliff has not earned any shares under the December 2002 grant. Under the terms of Mr. Ratliff’s employment contract, all shares earned by Mr. Ratliff pursuant to the LTIP carry no restrictions.

     The Compensation Committee believes that the executive officers compensation program is suited to retaining and rewarding executives who contribute to the success of the Company in achieving its business objectives and increasing stockholder value. The Compensation Committee further believes that the program strikes an appropriate balance among the interests and needs of the Company, its stockholders and its executives.

     The foregoing report has been furnished by the Compensation Committee of the Company’s Board of Directors.

Gerald B. Johanneson, Chairman W. Wayne Booker Wolfgang Sauer David E. Momot Hendrikus Visser

PERFORMANCE GRAPH

     The graph shown below is a line graph presentation of the Company’s cumulative stockholder returns on an indexed basis as compared to the S&P Mid-Cap 400 Index and S&P Construction & Farm Machinery Index.

	12/98	12/99	12/00	12/01	12/02	12/03
AGCO Corporation	$100	$171	$155	$202	$283	$258
S&P Mid-Cap 400	100	115	135	134	115	155
Peer Group(1)	100	119	113	123	119	196

(1)	Based on information for a self-constructed peer group of companies which includes the following companies: Caterpillar Inc, CNH Global NV, Cummins Inc., Deere & Company, Eaton Corporation, Ingersoll-Rand Company, Navistar International Corporation, PACCAR Inc, Parker Hannifin Corporation and Terex Corporation.

     Assumes $100 invested on December 31, 1998 in the Company’s Common Stock, S&P Mid-Cap 400 Index and Peer Group. Total return includes reinvestment of dividends. Returns for AGCO Corporation are not necessarily indicative of future performance.

     In previous years, we have compared the performance of the Company’s Common Stock against the S&P Diversified Machinery Group Index. After December 31, 2001, the Diversified Machinery Group Index was no longer published. As a result we have replaced Diversified Machinery Group Index with a self-constructed peer group of the companies listed in footnote 1 to the performance graph.

EXECUTIVE OFFICERS

     The following table sets forth information as of March 12, 2004, with respect to each person who is an executive officer of the Company.

Name	Age	Positions
Robert J. Ratliff	72	Chairman, President and Chief Executive Officer
Garry L. Ball	56	Senior Vice President – Engineering
Andrew H. Beck	40	Senior Vice President – Chief Financial Officer
Norman L. Boyd	60	Senior Vice President – Human Resources
David L. Caplan	56	Senior Vice President – Materials Management, Worldwide
Gary L. Collar	47	Senior Vice President and General Manager, EAME
Randall G. Hoffman	52	Senior Vice President and General Manager, Challenger Division
Frank C. Lukacs	45	Senior Vice President – Manufacturing Technologies and Quality
Stephen D. Lupton	59	Senior Vice President – Corporate Development and General Counsel
Dexter E. Schaible	54	Senior Vice President – Product Development
James M. Seaver	58	Senior Vice President – General Manager, Americas

     For a description of Mr. Ratliff’s business experience, see “Election of Directors.”

     In March 2004, the Board of Directors appointed Martin Richenhagen as President and Chief Executive Officer to replace Mr. Ratliff. Mr. Richenhagen’s appointment will be effective upon receipt of the appropriate immigration approval. For a description of Mr. Richenhagen’s business experience, see “Directors Continuing in Office.”

     Garry L. Ball has been Senior Vice President – Engineering since June 2002. Mr. Ball was Senior Vice President – Engineering and Product Development from June 2001 to June 2002. From 2000 to 2001, Mr. Ball was Vice President of Engineering at CapacityWeb.com. From 1999 to 2000, Mr. Ball was employed as Vice President of Construction Equipment New Product Development at CNH Global N.V. Prior to that assignment, he held several key positions including Vice President of Engineering Agricultural Tractor for New Holland N.V., Europe, and Chief Engineer for Tractors at Ford New Holland.

     Andrew H. Beck has been Senior Vice President – Chief Financial Officer since June 2002. Mr. Beck was Vice President, Chief Accounting Officer from January 2002 to June 2002, Vice President and Controller from April 2000 to January 2002, Corporate Controller from January 1996 to April 2000, Assistant Treasurer from March 1995 to January 1996 and Controller, International Operations from June 1994 to March 1995.

     Norman L. Boyd has been Senior Vice President – Human Resources since June 2002. Mr. Boyd was Senior Vice President – Corporate Development for the Company from October 1998 to June 2002, Vice President of Europe/Africa/Middle East Distribution from February 1997 to September 1998, Vice President of Marketing, Americas from February 1995 to February 1997 and Manager of Dealer Operations from January 1993 to February 1995.

     David L. Caplan has been Senior Vice President—Material Management—Worldwide since October 2003. Mr. Caplan was the Senior Director of Purchasing of PACCAR Inc from January 2002 to October 2003 and was Director of Operation Support with Kenworth Truck Company from November 1997 to January 2002.

     Gary L. Collar has been Senior Vice President and General Manager, EAME since January 2004. Previously, Mr. Collar was Vice President, Worldwide Market Development for our Challenger Division from May 2002 until January 2004. Between 1994 and 2002, Mr. Collar held various senior executive positions with ZF Friedrichshaven A.G., including Vice President, Business Development, North America, from 2001 until 2002, and President and Chief Executive Officer of ZF-Unisia Autoparts, Inc., from 1994 until 2001.

     Randall G. Hoffman has been Senior Vice President and General Manager, Challenger Division since January 2004. Previously within AGCO, Mr. Hoffman held the positions of Vice President and General Manager,

Worldwide Challenger Division, from June 2002 to January 2004, Vice President of Sales and Marketing, North America, from December 2001 to June 2002, Vice President, Marketing, North America, from April 2001 to November 2001, Vice President of Dealer Operations, from June 2000 to April 2001, Director, Distribution Development, North America, from April 2000 to June 2000, Manager, Distribution Development, North America, from May 1998 to April 2000, and General Marketing Manager, from January 1995 to May 1998.

     Frank C. Lukacs has been Senior Vice President—Manufacturing Technologies and Quality since October 2003. Mr. Lukacs was Senior Director of Manufacturing with Case Corporation from 1996 to October 2003, where he managed manufacturing operations in the United States, Latin America and Australia. He held various manufacturing positions with Simpson Industries from 1987 to 1996, most recently as Senior Director Manufacturing—Engine Products Group. Prior to that, he served in various manufacturing and general management positions with General Motors Corporation from 1977 to 1987, most recently as Manufacturing Supervisor and as Senior Industrial Engineer.

     Stephen D. Lupton has been Senior Vice President – Corporate Development and General Counsel since June 2002. Mr. Lupton was Senior Vice President, General Counsel for the Company from June 1999 to June 2002, Vice President of Legal Services, International from October 1995 to May 1999, and Director of Legal Services, International from June 1994 to October 1995. Mr. Lupton was Director of Legal Services of Massey Ferguson from February 1990 to June 1994.

     Dexter E. Schaible has been Senior Vice President – Product Development since June 2002. Previously, Mr. Schaible was Vice President of European Harvesting from July 2001 to June 2002, Senior Vice President of Worldwide Engineering and Development from October 1998 to July 2001, Vice President of Worldwide Product Development from February 1997 to October 1998, Vice President of Product Development from October 1995 to February 1997 and Director of Product Development from September 1993 to October 1995.

     James M. Seaver has been Senior Vice President and General Manager, Americas since January 2004. Mr. Seaver was previously Senior Vice President – Sales and Marketing from January 2002 until January 2004 and Chief Executive Officer, AGCO Finance LLC from June 1999 to January 2002. Mr. Seaver was Senior Vice President, Worldwide Sales from September 1998 to May 1999; Executive Vice President, Sales and Marketing Worldwide from February 1997 to September 1998; President, Corporate Sales and Marketing from August 1996 to February 1997; Executive Vice President, Sales and Marketing from January 1996 to August 1996; Senior Vice President, Sales and Marketing, Americas from February 1995 to January 1996; and Vice President, Sales, Americas from May 1993 to February 1995.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     At March 12, 2004, the Company had loans to Mr. Ratliff in the amount of $4.0 million bearing interest at 5.46% related to an executive life insurance program. The loan proceeds were used to purchase life insurance policies owned by Mr. Ratliff. The Company maintains a collateral assignment in the policies. In lieu of making the interest payments under the notes, the loan interest is included as compensation to the executive. In addition, the Company has agreed to reimburse Mr. Ratliff for his annual tax liability associated with this additional compensation.

     In addition, Mr. Ratliff’s step-son-in-law, Randall G. Hoffman, is the Company’s Senior Vice President and General Manager, Challenger Division. Mr. Hoffman’s combined annual salary and bonus during 2003 was $221,039. Mr. Ratliff also has a step-son and a son-in-law who work for the Company, with combined annual salaries and bonuses of $73,056 and $112,317, respectively, during 2003.

     During 2003, the Company had net sales of $116.1 million to BayWa Corporation in the ordinary course of business. Mr. Deml, a director of the Company, is President and Chief Executive Officer of BayWa Corporation.

     In March 2004, the Board of Directors appointed Martin Richenhagen as President and Chief Executive Officer to replace Mr. Ratliff. Mr. Richenhagen’s appointment will be effective upon receipt of the appropriate immigration approval. Mr. Richenhagen will receive a base salary of $750,000 per year and a bonus of between 0% and 150% of base salary dependent upon achievement of corporate goals. Upon the effectiveness of his appointment, Mr. Richenhagen will receive 3,500 restricted shares of the Company’s Common Stock that vest in three equal installments commencing in three years and an award of 100,000 shares of the Company’s Common Stock under the LTIP.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such persons are required by the Commission to furnish the Company with copies of all Section 16(a) forms that are filed.

     To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, for the fiscal year ended December 31, 2003, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than ten-percent beneficial owners were properly filed.

     The following executive officer filed a late report due to administrative delays relating to the dates that shares were granted under the Company’s LTIP, which occurred upon his employment. Mr. Lukacs filed one late report.

STOCKHOLDER PROPOSAL

     The Calvert Social Index Fund, which holds 500 Common Shares in the Company, has notified the Company, through its investment advisor, Calvert Asset Management Company, Inc., 4550 Montgomery Avenue, Suite 1000N, Bethesda, MD 20814, that it intends to present the following Proposal at the Annual Meeting, which the Company recommends stockholders to vote AGAINST:

“Whereas:

     AGCO Corporation is a leading agricultural machinery manufacturer with operations that significantly affect a variety of stakeholders, including employees, shareholders and local community members. The Company does not currently comprehensively disclose its social and environmental performance, however, and stakeholders do not have access to information on these vital issues.

     There are significant long-term financial benefits to corporations that have high levels of transparency. For example, a recent study (Sibson Consulting and Spencer Stuart) found that companies with higher levels of disclosure on their governance practices have higher returns than less transparent companies. Likewise, an October 2002 study (Standard and Poors) concludes that markets pay a premium for companies that have higher levels of information disclosure. Social investors, the fastest growing class of investors, additionally find that social and environmental disclosure is material to overall financial value. Moreover, companies that do not disclose face the risk of being sued by their shareholders or fined by facing increased risks of penalties from regulatory bodies, for nondisclosure.

     Increased disclosure is becoming the corporate norm among larger corporations, and a growing population of institutional investors believes that increased disclosure is best captured in a sustainability report formatted in accordance with Global Reporting Initiative (GRI) guidelines. To date, 318 companies in 26 countries have used the Guidelines in shaping their sustainability reports.

     GRI (www.globalreporting.org) is an international standard-setting organization with representatives from business, environmental, human-rights and labor communities. The GRI Sustainability Reporting Guidelines, created by the GRI, provide companies with (1) a set of reporting principles essential to producing a balanced and reasonable report and (2) guidance for report content, including performance against core indicators in six categories (direct economic impacts, environmental, labor practices and decent work conditions, human rights, society, and product responsibility).

     The Guidelines provide a flexible system for sustainability reporting that permits a company to use an “incremental approach” where a company may omit some content requested by the Guidelines but “base their reports on the GRI framework and incrementally improve report content coverage, transparency, and structure over time.”

     GRI reports can directly benefit a company by saving time and money in responding to dozens of questionnaires from social institutions and investors, in addition to improving reputation, raising staff morale, and enhancing stakeholder relations. An analysis carried out by the Sustainable Development Reporting project revealed that the content of GRI guidelines covers more than 80% of the issues mentioned in the various questionnaires of the sustainability rating agencies.

     Be it Resolved, we request that AGCO Corporation prepare a GRI-based sustainability report at a reasonable cost, which may exclude confidential information. This report shall be made available to shareholders and employees, 6 months prior to the Company’s 2004 annual general meeting of shareholders.”

The Company’s Statement in Opposition

     The Board of Directors has considered the above Proposal and recommends that stockholders vote against the Proposal for the reasons set forth below.

     The Company is dedicated to conducting its operations in a socially and environmentally responsible manner. However, the GRI-based sustainability report proposed in the Proposal will not meaningfully enhance the Company’s environmental and social performance and will impose a significant and unnecessary burden on the Company.

     The Company’s commitment to social and environmental issues starts at its core. The Company’s Mission Statement states that it will achieve its success by respecting cultures and environments everywhere its products are utilized. In order to ensure that these principles are followed and promoted at all levels, the Company has set forth specific obligations of the Company and its employees in its Code of Business Ethics and Conduct.

     Under the Company’s Code of Ethics, each and every employee of the Company must refrain from harming or polluting the environment, must treat other employees with respect and courtesy, and must not discriminate against or harass others on the basis of race, religion, sex, age, national origin, ancestry, or handicap. Each supervisor is responsible for ensuring that all current and new employees receive a copy of the Code of Business Ethics and Conduct and periodically reviewing the knowledge and understanding of such code by the employees under his or her supervision. Supervisors are to provide “refresher” programs when necessary. Each supervisor also is instructed to make a personal commitment that his or her unit will operate in accordance with the highest principles of business ethics.

     Furthermore, the Company has established specific guidelines regarding safety in the workplace and environmental protection. As stated in these guidelines: “Nothing is more important to AGCO than the safety and health of each employee.” It is the Company’s policy to not only comply fully with all applicable laws relating to public health, safety and the environment, but also to further conduct its operations in a manner that protects public health and safety even when governmental regulation is not involved. The Company’s guidelines on workplace safety and environmental protection direct the Company, its supervisors, and its employees that all necessary action must be taken to eliminate the generation, discharge and disposal of hazardous materials. The guidelines also highlight the importance of good judgment by the Company and its employees with regard to the environmental aspects of the Company’s use of buildings and real estate, its manufacturing, and the products themselves. The Company treats such duties not only as legal or contractual obligations, but as ethical obligations as well.

     The Company believes that its policies and procedures demonstrate its concern and commitment to operating its business in a manner that is socially and environmentally responsible. Each employee is required under such policies to bring any violation of the Company’s rules and regulations to the attention of a fellow employee, and if the situation is not corrected, to bring the violation to the attention of the Company’s disciplinary personnel. Consequently, the Company believes that requiring the Company to prepare the GRI sustainability report requested in the Proposal will impose unnecessary costs on the Company without improving its social and environmental performance. The Proposal would require the Company to prepare an extensive report six months prior to the Annual Meeting. The GRI Sustainability Reporting Guidelines, which serve as the basis for preparing the requested report, recommend reporting and discussing approximately 144 various items in a report. The Company would incur significant costs in preparing a GRI sustainability report without meaningfully enhancing its environmental and social policies.

     Furthermore, the GRI Sustainability Reporting Guidelines are not tailored to produce an industry-specific report, but instead offer a “one-size-fits-all-approach” that does not take into account the complexities of the Company’s industry. (2002 GRI Reporting Guidelines, available at www.globalreporting.org/guidelines/2002.asp as of March 16, 2004, p. 10) GRI, itself, recognizes the limits of such an approach and acknowledges the importance of capturing the unique issues faced by different industry sectors. (2002 GRI Reporting Guidelines, available at www.globalreporting.org/guidelines/2002.asp as of March 16, 2004, p. 10) GRI has thus sought to refine its guidelines by preparing sector-specific supplements to its guidelines; however, no such sector supplement is currently available or is in development for the Company’s industry. (Global Reporting Initiative website, available at www.globalreporting.org/guidelines/sectors.asp as of March 16, 2004) Thus, the sustainability report requested in the Proposal would not offer meaningful guidance for investors with regard to the Company’s performance in the larger context of its industry.

     The Company will continue to operate its business in a socially and environmentally responsible manner. The Company already has policies and procedures in place that demonstrate the Company’s dedication to social and environmental concerns. A GRI sustainability report would result in unnecessary costs and produce a vague picture of the Company’s social and environmental performance. For these reasons, the Board of Directors believes that requiring the Company to prepare a GRI sustainability report would not be in the best interests of the Company and its stockholders.

     THEREFORE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL.

ANNUAL REPORT TO STOCKHOLDERS

     The Company’s Summary Annual Report to Stockholders and Annual Report on Form 10-K for the 2003 fiscal year, including financial statements and schedule thereto but excluding other exhibits, is being furnished with this proxy statement to stockholders of record as of March 12, 2004.

ANNUAL REPORT ON FORM 10-K

     The Company will provide without charge a copy of its Annual Report filed on Form 10-K for the 2003 fiscal year, including the financial statements and schedule thereto, on the written request of the beneficial owner of any shares of its Common Stock on March 12, 2004. The written request should be directed to: Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096.

INDEPENDENT AUDITORS

     A representative of KPMG LLP, the Company’s independent auditors for 2003, is expected to attend the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. The representative also will be available to respond to appropriate questions from stockholders. The Board of Directors has also approved KPMG LLP as the Company’s independent auditors for 2004.

STOCKHOLDERS’ PROPOSALS

     Any stockholder of the Company who wishes to present a proposal at the 2005 annual meeting of stockholders of the Company, and who wishes to have such proposal included in the Company’s proxy statement and form of proxy for that meeting, must deliver a copy of such proposal to the Company at its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096, Attention: Corporate Secretary, no later than November 25, 2004; however, if next year’s annual meeting of stockholders is held on a date more than 30 days before or after the corresponding date of the 2004 Annual Meeting, any stockholder who wishes to have a proposal included in the Company’s proxy statement for that meeting must deliver a copy of the proposal to the Company at a reasonable time before the proxy solicitation is made. The Company reserves the right to decline to include in the Company’s proxy statement any stockholder’s proposal which does not comply with the rules of the Securities and Exchange Commission for inclusion therein.

     Any stockholder of the Company who wishes to present a proposal at the 2005 annual meeting of stockholders of the Company, but not have such proposal included in the Company’s proxy statement and form of proxy for that meeting, must deliver a copy of such proposal to the Company at its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096, Attention: Corporate Secretary no later than February 8, 2005, and in accordance with the advance notice provisions of the Company’s By-Laws or the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the meeting. The advance notice provisions of the Company’s By-Laws provide that for a proposal to be properly brought before a meeting by a stockholder, such stockholder must have given the Company notice of such proposal in written form meeting the requirements of the Company’s By-Laws no later than sixty days and no earlier than ninety days prior to the anniversary date of the immediately preceding annual meeting of stockholders.

APPENDIX A

AGCO CORPORATION
CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

I.	Purpose

     The purpose of the Audit Committee of AGCO Corporation (the “Company”) shall be to assist the Board of Directors (the “Board”) in its oversight of:

•	The integrity of the Company’s financial statements;

•	The Company’s compliance with legal and regulatory requirements;

•	The independent auditor’s qualifications and independence; and

•	The performance of the Company’s internal audit function and independent auditor.

II.	Structure and Operations

Composition and Qualifications

The Audit Committee shall be comprised of at least three directors designated by the Board, each of whom shall meet the independence and qualification requirements of the New York Stock Exchange, Inc., Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (the “SEC”). The Audit Committee shall also disclose, in accordance with applicable regulatory requirements, whether any member of the Audit Committee is a “financial expert” as defined by the SEC. No member of the Audit Committee shall serve on more than three public company audit committees.

Appointment and Removal

The members of the Audit Committee shall be designated by the Board annually and each member shall serve until such member’s successor is duly designated or until such member’s earlier resignation or removal. Any member of the Audit Committee may be removed, with or without cause, by a majority vote of the Board.

Unless a Chairperson is designated by the full Board, the members of the Audit Committee shall designate a Chairperson by majority vote of the full Audit Committee membership. The Chairperson will chair all sessions of the Audit Committee and set the agenda for Audit Committee meetings.

Delegation to Subcommittees

In fulfilling its responsibilities, the Audit Committee may delegate responsibilities to a subcommittee consisting of one or more members of the Audit Committee.

III.	Meetings

The Audit Committee shall ordinarily meet at least four times annually, or more frequently as circumstances dictate. Any member of the Audit Committee may call meetings of the Audit Committee. The Audit Committee shall meet periodically meet separately with each of management, the head of the internal auditing department and the independent auditor to discuss any matters that should be discussed privately.

Any director of the Company who is not a member of the Audit Committee may attend meetings of the Audit Committee; provided, however, that any director who is not a member of the Audit Committee may not vote on any matter coming before the Audit Committee for a vote. The Audit Committee also may invite to its meetings any member of management of the Company and such other persons as it deems appropriate in order to carry out its responsibilities. The Audit Committee may meet in executive session, as the Audit Committee deems necessary or appropriate.

IV.	Responsibilities and Duties

The following functions shall be common recurring activities of the Audit Committee in carrying out its purpose set forth in Section I of this Charter. These functions should serve as a guide with the understanding that the Audit Committee may carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions. The Audit Committee shall also carryout any other responsibilities and duties delegated to it by the Board from time to time related to the purpose of the Audit Committee outlined in Section I of this Charter.

The Audit Committee, in discharging its oversight role, is empowered to study or investigate any matter of interest or concern within the purpose of the Audit Committee that the Audit Committee deems appropriate or necessary. The Audit Committee shall have the authority to engage independent counsel and other advisers, as it determines necessary to carry out its duties, and the Company shall provide for appropriate funding, as determined by the Audit Committee for the payment of (a) compensation to the independent auditor(s) engaged for the purpose of preparing or issuing the audit report or performing other audit, review or attest services for the Company, (b) compensation to any independent advisors employed by the Audit Committee and (c) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

To fulfill its responsibilities and duties, the Audit Committee shall:

Financial Reporting

(1)	Review and discuss with management and the independent auditor the annual and quarterly financial statements, including the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(2)	Discuss the Company’s earnings press releases and financial information and earnings guidance provided to analysts and rating agencies.

(3)	Review with the independent auditor (i) all critical accounting policies and practices to be used; (ii) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (iii) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

(4)	Review with management and the independent auditor: (i) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material deficiencies; (ii) analyses prepared by management and the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of alternative GAAP methods on the financial statements; (iii) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; (iv) the type and presentation of information to be included in earnings press releases; and (v) any financial information and earnings guidance provided to analysts and rating agencies.

(5)	Review disclosures made to the Committee by the Company’s Chief Executive Officer and Chief Financial Officer regarding: (i) any significant deficiencies in the design or operation of internal controls of the Company which could adversely affect the Company’s ability to record, process, summarize and report financial data; and (ii) any fraud, material or otherwise, that involves management or other.

(6)	Review with the independent auditor any problems or difficulties encountered during the course of the review or audit, including any restrictions on the scope or work or access to required information and management’s response.

The Independent Auditor

(1)	The Audit Committee shall have the sole responsibility for the appointment (subject, at the discretion of the Board, to shareholder ratification), compensation, retention and oversight of the work of the independent auditor. The Audit Committee shall review the performance of the independent auditor periodically and make determinations regarding the appointment or termination of the independent auditor. The independent auditor shall report directly to the Audit Committee.

(2)	At least annually, obtain and review a report by the independent auditor describing: the independent auditing firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and all relationships between the independent auditor and the Company.

(3)	Oversee the independence of the auditor by:

•	Ensuring that the independent auditors prepare and deliver on an annual basis a formal written statement delineating all relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard 1, and reviewing and discussing with the independent auditor, on a periodic basis, any disclosed relationships or services that may impact the objectivity and independence of the auditor.

•	Pre-approving all audit and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to and in accordance with Section 10A(i)(1)(B) of the Exchange Act and the Audit Committee’s pre-approval policy, as it may be amended from time to time.

•	Developing clear hiring policies for employees or former employees of the independent auditor.

Ethical and Legal Compliance/General

(1)	Monitor and oversee the Company’s legal compliance programs and code of business conduct and ethics and obtain regular updates from the Office of General Counsel regarding any legal or regulatory matter that could have a significant impact on the financial statements.

(2)	Establish procedures for the receipt, retention and treatment of complaints and concerns received by the Company regarding accounting, internal accounting controls, or auditing or related matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(3)	Review, at least annually, policies with respect to risk assessment and risk management, including major financial risk exposures and the steps management has taken to monitor and control such exposures.

(4)	Review and approve in advance any proposed “related party” transactions required to be disclosed pursuant to Item 404 of Regulation S-K.

Reports

(1)	Prepare the report of the Audit Committee to be included in the Company’s annual proxy statement.

(2)	Report regularly to the Board (i) following meetings of the Audit Committee, (ii) with respect to such other matters as are relevant to the Audit Committee’s discharge of its responsibilities, (iii) with respect to such recommendations as the Audit Committee may deem appropriate, and (iv) the Audit Committee’s conclusions with respect to the independent auditor. The report to the Board may take the form of an oral report by the Chair or any other member of the Audit Committee designated by the Audit Committee to make such report.

(3)	Maintain minutes and other records of meetings and activities of the Audit Committee, as appropriate under applicable law.

V.	Annual Performance Evaluation

The Audit Committee shall perform a review and evaluation, at least annually, of the performance of the Audit Committee. In addition, the Audit Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Nominating and Corporate Governance Committee any improvements to this Charter that the Audit Committee considers necessary or appropriate. The Audit Committee shall conduct such evaluation and reviews in such manner as it deems appropriate.

AGCO CORPORATION
4205 River Green Parkway
Duluth, Georgia 30096

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

For Annual Meeting of Stockholders April 22, 2004

     The undersigned hereby appoints Andrew H. Beck and Stephen D. Lupton and each of them, proxies with full power of substitution, to represent and to vote as set forth herein all the shares of Common Stock of AGCO Corporation held of record by the undersigned on March 12, 2004 at the Annual Meeting of Stockholders of AGCO Corporation to be held at the offices of the Company, 4205 River Green Parkway, Duluth, Georgia 30096, at 9:00 a.m., local time, on Thursday, April 22, 2004, and any adjournments thereof.

     This Proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” the election of all nominees and “AGAINST” the stockholder proposal.

1.	ELECTION OF DIRECTORS

☐	FOR all nominees listed below (except as marked to the contrary)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below
Nominees: W. Wayne Booker, Gerald B. Johanneson, Curtis E. Mill and Robert J. Ratliff

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the nominee’s name on the space provided below.

2.	STOCKHOLDER PROPOSAL REGARDING ENVIRONMENTAL SUSTAINABILITY REPORTING

☐ FOR                ☐ AGAINST                ☐ ABSTAIN

(Continued and to be dated and signed on reverse side)

3.	In their discretion, the proxies are authorized to vote as described in the proxy statement and upon such other business as may properly come before the meeting.

Signature

Signature, if held jointly

Dated:	, 2004
NOTE: Please sign above exactly as name appears on Stock Certificate. If stock is held in the name of two or more persons, all must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.